Exhibit 99.1

PRESS RELEASE

Travelport Acquires Mobile Travel Technologies Ltd (MTT)

Latest investment made to spearhead Travelport’s mobile growth strategy

Langley, UK: July 7, 2015: Travelport Worldwide Limited (NYSE: TVPT), a leading Travel Commerce Platform providing distribution, technology, payment and other solutions for the global travel and tourism industry, has acquired Mobile Travel Technologies Ltd (MTT), a private company based in Dublin, Ireland.

MTT provides an industry-leading mobile travel platform and product set that allows airlines, hotels, corporate travel management companies and travel agencies to engage with their customers through sophisticated, tailored mobile services including apps, mobile web and intelligent mobile messaging. MTT’s mobile apps and services are then delivered, under the customer brand, to smartphones, tablets and wearable devices, including the Apple Watch.

Its clients include some of travel’s most progressive companies such as easyJet, Singapore Airlines, Saudia, BCD Travel, Capita Travel and Events and the LATAM Airlines Group.

MTT works with its clients to create mobile applications and intelligent mobile services that deliver a highly customer-centric experience. With its mobile travel platform and product set, it can enable travel companies to quickly launch high-end, engaging mobile services in a cost effective manner. Services include mobile search, booking and check-in as well as products such as MTT Engage, which provides real-time, personalized messages and offers to the traveler, and MTT Concierge Live, which delivers a “day of travel” experience via a traveler’s mobile device including live, contextual travel updates and airport guidance. As well as receiving many industry accolades, MTT was recently featured in Gartner’s “Cool Vendors in Travel and Hospitality, 2015”¹ report.

Numerous recent industry research studies into the mobile commerce sector, indicate that the sector is positioned for further rapid growth. In 2014, mobile commerce accounted for around one third of all e-commerce transactions globally (source: Criteo); air ticket transactions are predicted to grow from just under 200 million in 2014 to over 540 million by 2018, with transaction value increasing from US$52 billion to US$145 billion for the same period (source: Juniper). Similarly, in the US alone, the transaction value of hotel bookings made using mobile devices is expected to grow from US$2.7 billion in 2014 to US$5.4 billion in 2016, reflecting a growth rate of more than 100% in just two years (source: Juniper).

Gordon Wilson, Travelport’s President and CEO, commented:

“It is a natural extension of Travelport’s strategy of redefining travel commerce to have acquired, what we believe to be, the largest and most successful company focused on delivering sophisticated mobile services and apps to the travel industry. Adding MTT as an expanded capability to our existing travel commerce platform extends our reach further, and at the higher value add end of the service spectrum for our airline, hotel, travel management company and travel agency clients.

At the same time, MTT will benefit from the network effect of Travelport in terms of infrastructure, our relationships with additional prospective clients and access to our industry leading content.

We will run MTT as a wholly owned subsidiary of Travelport, retaining existing CEO, Gerry Samuels, along with his senior team, so that they can maintain their singular focus on the mobile sector and the deep seated customer relationships they build.”

Gerry Samuels, MTT’s CEO, added:

“Becoming part of the Travelport family will enable MTT to accelerate what we are already doing in the travel industry – bringing cutting edge mobile innovations to airlines and travel intermediaries so that they can better serve the end traveller with innovative and personalised mobile services that transform the travel experience.

MTT has experienced very significant growth as the market and demand for mobile travel has expanded and there is enormous potential to grow further. Now with the support of a global industry leader such as Travelport, we will be even better placed to capitalise and expand into the considerable opportunities we see ahead of us.”

Travelport’s acquisition of MTT follows other recent investments it has made as part of its ongoing strategy to redefine travel commerce, with a particular emphasis on the fast growing digital economy. These investments include Travel IT, a next generation German tour operator distribution system; Hotelzon, a hotel distribution company focused on enabling independent hotels to take part in the online corporate travel economy and Locomote, an Australian based corporate travel applications development company. Travelport has also invested in, and expanded, eNett, a pioneering B2B electronic payments company which now operates in 47 countries around the world and continues to grow rapidly.

Travelport has also invested organically to enable both low cost and network carriers to display and sell their full range of products and offers through its Travel Commerce Platform on a unique and fully integrated basis, and to offer an industry leading portfolio of individual hotel properties (650,000) that are fully bookable in real time.

The acquisition was funded from Travelport’s cash resources. Travelport expects the acquisition to be neutral for its financial performance in 2015 and accretive in future years.

In connection with the transaction, Travelport issued grants totalling €14,400,000 to 28 MTT executives, to be paid in the first quarter of 2018 in Travelport common shares based on MTT performance targets and other terms and conditions. Based on yesterday’s closing price of Travelport common shares and foreign exchange rate, assuming all of the awards are earned and paid, Travelport would deliver approximately 1,152,086 common shares to MTT executives in 2018. The ultimate number of Travelport common shares that are delivered to MTT executives will, however, be based upon the closing price and foreign exchange rate at the time of such conversion in 2018, as well as MTT performance and the other terms and conditions set forth in the awards.

~ENDS~

Notes to editors:

For media enquiries, please contact:

Kate Aldridge, VP Corporate Communications

Tel: +44 (0)1753 288720

Mob: +44 (0)7921 698757

Email: kate.aldridge@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $8 trillion global travel and tourism industry.  With a presence in over 170 countries, over 3,400 employees and 2014 net revenue of over $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world's leading travel providers with online and offline travel buyers in a proprietary business to business ("B2B") travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.
•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK.  The Company is listed on the New York Stock Exchange and trades under the symbol "TVPT".

About Mobile Travel Technologies Ltd.  (www.mttnow.com)
Mobile Travel Technologies Ltd. (MTT) is the leading mobile travel platform and mobile technology provider for airlines and travel companies with an extensive customer base across the global travel industry. MTT’s Mobile Travel Platform and comprehensive mobile travel product set enables airlines and travel companies to deliver sophisticated mobile services to increasingly mobile centric customers who want to manage entire trips via mobile, from travel research and booking to planning and preparation, to in airport, in-flight and at destination services.

Voted Best Technology Provider at the 2014 Travolution Awards, MTT provides unrivalled travel industry experience, world-class mobile development, creative design and UX expertise. As a pioneer in mobile travel having first launched mobile bookings for airlines in 2006, MTT has remained a first mover in this space and its airline and other travel apps are now used by millions of travellers worldwide every day. MTT clients include Singapore Airlines, LATAM Airlines Group, easyJet, Saudia, BCD Travel, transavia.com of the Air France KLM Group and Flybe.

¹Gartner, Inc., Report: Cool Vendors in Travel and Hospitality, 2015, Venecia K Liu, May 28, 2015

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